Exhibit 10.2

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”) is made and entered into this 30th  day of December, 2013, by and between NED M. BASSIL (“Executive”) and BLUELINX CORPORATION, a Georgia corporation (“Company”), on its own behalf and on behalf of its parents, subsidiaries and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, agents and employees.  The term “Company,” when used in this Agreement, includes BlueLinx Corporation, its parents, subsidiaries or affiliates, and their respective predecessors, successors, assigns, representatives, past or present officers, directors, agents or employees.  Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A.           Executive was employed as the Chief Supply Chain Officer of Company and BlueLinx Holdings Inc. (“BHI”) pursuant to an employment agreement between Executive and Company dated as of October 31, 2011 (“Employment Agreement”), which is fully incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

B.           Executive and Company now mutually desire to end Executive’s employment and terminate the Employment Agreement effective as of November 30, 2013.

C.           Company and Executive wish to avoid any disputes which could arise under the Employment Agreement and have therefore compromised any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Termination of Employment. The Parties agree that (a) the Employment Agreement is hereby terminated as of the date hereof, (b) Executive waives the right to a Notice of Termination as set forth in Section 5(c) of the Employment Agreement, and (c) Executive’s employment with Company shall be deemed to have ended effective December 1, 2013 (“Termination Date”), and all benefits, privileges and authorities related to Executive’s employment with Company ceased as of the Termination Date, except as otherwise specifically set forth in this Agreement.

2.             No Admission.  The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.

3.             Future Cooperation.  Executive agrees that, notwithstanding the termination of Executive’s employment on the Termination Date, Executive upon reasonable notice will make himself available to Company, its subsidiaries and affiliates or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project, customer and/or client with whom Executive was involved while employed by Company.

4.             Consideration.

(a)           In consideration for Executive’s agreement to terminate the Employment Agreement, to fully release Company from any and all Claims as described below, and to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below:

(i)          Payment to Executive of Six Hundred Sixty Thousand and No/100 Dollars ($660,000.00) (the “Severance Amount”).  The Severance Amount  shall be paid in twelve (12) equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the Termination Date or Executive’s death;

   (ii)          Vest in full, effective as of the date upon which the revocation period for the Release described in Section 4(b) below expires without Executive having elected to revoke the Release, all of Executive’s outstanding unvested time-vested restricted stock in the amount of 256,027 restricted shares;

  (iii)          Continue after the Termination Date any medical and dental plan coverage, other than under a flexible spending account, provided to Executive and Executive’s spouse and dependents at the Termination Date for a period of one (1) year after the Termination Date, on the same basis and at the same cost to Executive as available to similarly-situated active employees during such one (1) year period; provided, however, that such continued coverage shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans; except that in the event that participation in any such plan is barred, the Company shall reimburse Executive on a monthly basis in accordance with the Reimbursement Rules for any premiums paid by Executive to obtain benefits (for Executive and his dependents) equivalent to the benefits he is entitled to receive under the Company’s benefit plans.  Such continued medical and dental plan coverage shall be provided only if Executive timely elects C.O.B.R.A. in accordance with the terms of Company’s medical and dental plans; and

  (iv)          Payment of up to $25,000 in aggregate outplacement services to be used within one year of the Termination Date, the scope and provider of which shall be selected by Executive from a list maintained by the Company’s Vice President, Human Resources.

(b)           Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless, within thirty (30) days after the Termination Date:  (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”); and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release.  Executive agrees and acknowledges that Executive would not be entitled to the consideration described herein absent execution of the Release and expiration of the applicable revocation period without Executive having revoked the Release.  Any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by Company pursuant to Section 5 below and the vesting of outstanding unvested restricted stock grants and performance share awards as set forth in Section 4(a)(ii) above) within the thirty (30) days after the Termination Date shall be accumulated and paid in a lump sum, or as to benefits continued at Executive’s expense subject to reimbursement, which reimbursement shall be made, on the first bi-weekly pay period occurring more than thirty (30) days after the Termination Date, provided Executive delivers the signed Release to Company and the revocation period thereunder expires without Executive having elected to revoke the Release.

(c)           As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to him upon the termination of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or his Employment Agreement, and Executive agrees not to pursue or claim any of the payments, benefits or rights set forth herein.

(d)           If BHI or Company is required to prepare an accounting restatement due to material noncompliance by BHI or Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law, Executive will reimburse Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from Company (including such compensation payable in accordance with this Section 4 and Section 5) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of BHI’s securities during that 12-month period.

5.             Other Benefits.

Nothing in this Agreement or the Release shall:

(a)           alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(b)           affect Executive’s right (if any) to elect and (subject to Section 4(a)(iii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.), as amended; or

(c)           affect Executive’s right (if any) to receive (i) any base salary that has accrued through the Termination Date and is unpaid, (ii) any accrued bonus for the prior fiscal year that is earned and unpaid, (iii) any reimbursable expenses that Executive has incurred before the Termination Date but are unpaid (subject to the Company’s expense reimbursement policy) and (iv) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date.

6.             Competitive Activity; Confidentiality; Non-Solicitation.

(a)           Confidential Information and Trade Secrets.

(i)           Executive shall hold in a fiduciary capacity for the benefit of the Company and BHI all Confidential Information and Trade Secrets.  For a period of two (2) years following the Termination Date, Executive shall not, without the prior written consent of the Company or BHI or as may otherwise be required by law or legal process, communicate or divulge Confidential Information; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination. In addition, for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for himself or any other person or entity, without the express written consent of the Company.  This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law.  The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.

(ii)          All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, BHI or any of their respective subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, BHI or any of their respective subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company, BHI or any of their respective subsidiaries and affiliates.

(iii)         At Company’s request and expense, Executive will reasonably assist Company, BHI or any of their respective subsidiaries and affiliates in connection with any controversy or legal proceeding relating to an Executive Invention and in obtaining domestic and foreign patent or other protection covering an Executive Invention. As a matter of record, Executive hereby states that there are no unpatented inventions in which Executive owns all or partial interest. Executive agrees not to assert any right against BHI with respect to any invention which is not patented.

(iv)           As requested by the Company and at the Company’s expense, from time to time following the Termination Date, Executive will promptly deliver to Company, BHI or any of their respective subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by Company, Executive will provide Company with written confirmation that all such materials have been delivered to Company as provided herein.

(b)           Non-Solicitation.  For a period of one (1) year following the Termination Date, Executive shall not solicit or attempt to solicit, (a) any party who is a customer of Company, BHI or any of their respective subsidiaries and affiliates and with which Executive had contact while employed with Company, for the purpose of marketing, selling or providing to any such party any services or products offered by Company, BHI or any of their respective subsidiaries and affiliates to such customer other than general solicitations to the public and not directed specifically at a customer of Company, (b) any party who is a vendor of Company, BHI or any of their respective subsidiaries and affiliates to sell similar products and with which Executive had contact while employed with Company or (c) any employee of Company, BHI or any of their respective subsidiaries and affiliates to terminate such employee’s employment relationship with Company, BHI and any of their respective subsidiaries and affiliates in order, in either case, to enter into a similar relationship with Executive, or any other person or any entity in competition with Company, BHI or any of their respective subsidiaries and affiliates (other than with respect to general employment solicitations to the public and not directed specifically at employees of Company, BHI and any of their respective subsidiaries and affiliates).

(c)           Non-Competition.  For a period of one (1) year following the Termination Date (the “Restricted Period”), Executive shall not render services substantially the same as the services rendered by Executive to Company to any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the United States (the “Business”).  Notwithstanding anything to the contrary herein, during the Restricted Period, in no event shall Executive render services substantially the same as the services rendered by Executive to Company to Company’s competitors listed on Exhibit B hereto or any of their subsidiaries or affiliates.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership).

(d)           Remedies; Specific Performance.  The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in this Section 6 will result in irreparable and continuing damage to Company, BHI and their respective subsidiaries and affiliates for which there may be no adequate remedy at law and that Company and BHI shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of this Section 6.  Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and BHI against him for such breaches or threatened or attempted breaches.  In addition, without limiting the remedies of Company and BHI for any breach of any restriction on Executive set forth in this Section 6, except as required by law, Executive shall not be entitled to any payments set forth in Section 4 hereof if Executive breaches the covenant applicable to Executive contained in this Section 6 and Company, BHI and their respective subsidiaries and affiliates will have no obligation to pay any of the amounts that remain payable by Company under Section 4.

(e)           Communication of Contents of Agreement.  For two (2) years following the Termination Date, Executive will communicate his obligations under this Section 6 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.

(f)          The existence of any claim, demand, action or cause of action of Executive against Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to Company’s enforcement of any of the covenants or agreements contained in Section 6.  Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

(g)           Extension.  If a court of competent jurisdiction finally determines that Executive has violated any of Executive’s obligations under this Section 6, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.

7.             Return of all Property and Information of Company.  Executive agrees to return all property of the Company and its subsidiaries within seven (7) days following the execution of this Agreement.  Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company and its subsidiaries or affiliates as well as all Company or subsidiary-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.  Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all information of the Company and its subsidiaries from any computers or other electronic storage devices owned by Executive.  Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

8.             No Harassing or Disparaging Conduct.

(a)           Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company or its subsidiaries or affiliates, the activities of Company or its subsidiaries or affiliates, or the Releasees at any time in the future.  Notwithstanding the foregoing, this Section 8(a) may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

(b)           The Company agrees to instruct the executive officers of the Company not to engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future.  Notwithstanding the foregoing, the Company will not be liable for any unauthorized statements made by any other employee of the Company, and nothing in this Section 8(b) may be used to penalize the Company for any officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.

9.             References.  Following the Termination Date, Executive agrees to direct any third party seeking an employment reference to the Vice President, Human Resources of the Company.  The Company agrees that, in response to reference requests directed to the Vice President of Human Resources, it also will provide information regarding dates of employment and job title, and will confirm starting and ending salary.  The Company will not be responsible with respect to any references which are directed to anyone other than the Vice President of Human Resources.

10.           Construction of Agreement and Venue for Disputes.  This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia.  Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury.  The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto.  The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding.  The existence of any claim or cause of action by Executive against Company or Company’s subsidiaries or affiliates, including any dispute relating to the termination of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

11.           Severability.  If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

12.           No Reliance Upon Other Statements.  This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).

13.           Entire Agreement.  This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto.  No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing.  This Agreement may not be modified or amended, except by a writing executed by both Parties hereto.  No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

14.           Further Assurance.  Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

15.           No Assignment.  Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

16.           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

17.           Indemnification.  Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.

18.           Nonqualified Deferred Compensation.

(a)           It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.

(b)           Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).

(c)           Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code.  Payments otherwise due to be made in installments or periodically during the 409A Deferral Period (“Delayed Payments”) shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.  Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to Executive as soon as the 409A Deferral Period ends.

(d)          For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(e)           Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ Ned M. Bassil

“Company”

BLUELINX CORPORATION

By:	/s/ Howard S. Cohen

Title:	Executive Chairman

EXHIBIT A

In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of December 30, 2013 (the “Agreement”), between NED M. BASSIL (“Executive”) and BLUELINX CORPORATION (“Company”), Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its current and former subsidiaries and affiliates and their respective current and former officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)           arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)           arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

(c)           based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)           based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e)           arising under the Employment Agreement as defined in and expressly incorporated into the Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries (other than the Agreement).

Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees.  Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

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Notwithstanding anything herein to the contrary, the Company and Executive acknowledge and agree that the above release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Agreement, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law.  The Company and Executive further acknowledge and agree that nothing herein shall prevent Executive from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other administrative agency if applicable law requires that Executive be permitted to do so; however, Executive understands and agrees that Executive is waiving the right to any monetary recovery in connection with any such complaint or charge that he may file with an administrative agency.

In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Release.  If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received.  The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Release.  However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law.  In the event any such ADEA lawsuit is successful, the severance benefits or payments you received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any Releasee, and Executive forever waives any interest in or claim of right to any future employment by Company or any Releasee.  Executive further covenants not to apply for future employment with Company or any Releasee, or otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a)           Executive has carefully read and fully understands the provisions of this Release;

(b)           Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;

(c)           Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;

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(d)           Executive understands that this Agreement FOREVER RELEASES Company and all other Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Release;

(e)            In signing this Release, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, and Executive agrees that this Release will be interpreted and enforced in accordance with Georgia law;

(f)            Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and

(g)           Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it.  To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 4300 Wildwood Parkway, Atlanta, Georgia 30339.  Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

/s/ Ned M. Bassil

Dated: December 30, 2013

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EXHIBIT B

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